Exhibit 99.(a)(1)

For Immediate Release

Investor Contact: Neil Kerman

Vice President Corporate Finance

(781) 401-7152

Media Contact: Denise Kaigler

Senior Vice President, Chief Communications Officer

(781) 401-7869

REEBOK INTERNATIONAL LTD. PLANS TO COMMENCE EXCHANGE

OFFER FOR ITS CONVERTIBLE DEBENTURES

Canton, MA (October 21, 2004) - Reebok International Ltd. (NYSE:RBK) announced today that it intends, subject to market and other conditions, to offer to exchange new 2% convertible debentures due 2024 for up to $350 million of Reebok’s currently outstanding 2% convertible debentures due 2024.

Reebok plans to launch the exchange offer as a result of the adoption by the Financial Accounting Standards Board (FASB) of EITF 04-8, which will, effective December 15, 2004, change the accounting rules applicable to Reebok’s existing 2% convertible debentures by requiring Reebok to include the common stock issuable upon the conversion of the debentures in Reebok’s fully diluted shares outstanding for purposes of calculating diluted earnings per share. Under EITF 04-8, the existing debentures would be dilutive even if they are not in-the-money and the conditions to conversion are not satisfied.

Reebok plans to offer new convertible debentures in the exchange under which, upon conversion, Reebok would pay to the holder cash equal to the principal amount of the debentures being converted and would issue to the holder the remainder of the conversion value in excess of the principal amount, if any, in shares of Reebok common stock. Under EITF 04-8, Reebok would not be required to include any shares issuable upon conversion of the debentures issued in the exchange offer in its fully diluted shares outstanding until the market price of Reebok’s common stock exceeds the conversion price, and would then only have to include that number of shares as would then be issuable based upon the in-the-money value of the conversion rights under the debentures.

Reebok plans to register the debentures to be offered in the exchange offer under a registration statement that Reebok intends to file with the Securities and Exchange Commission on or about October 26, 2004. Reebok intends to complete the exchange offer before the December 15, 2004 effective date of EITF 04-8.

This press release does not constitute an offer of any securities for sale. Reebok urges investors and security holders to read its exchange offer materials, including the prospectus, S-4 Registration Statement, Schedule TO and related materials, when they become available, because they will contain important information about the exchange offer. Investors and security holders will be able to obtain free copies of these documents through the web site maintained by the U.S. Securities and Exchange Commission at http//www.sec.gov or by contacting Reebok International Ltd., 1895 J.W. Foster Boulevard, Canton, Massachusetts 02021, (781) 401-5000, Attention: Treasury Department.

Reebok’s statements in this press release that relate to future plans or events are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include Reebok’s intention to commence the exchange offer for its convertible debentures, the timing of the exchange offer, the anticipated terms of the new convertible debentures and the accounting treatment of the existing debentures and the new debentures. There can be no assurance that Reebok will complete the exchange offer on the anticipated terms or at all. Reebok’s ability to complete the exchange offer will depend, among other things, on market conditions. In addition, the inclusion or exclusion of shares issuable upon conversion of the existing debentures and the new debentures from fully diluted shares is based on current accounting guidance which could change in the future. Reebok’s ability to complete the exchange offer and Reebok’s business are subject to the risks described in its filings with the Securities and Exchange Commission.

Reebok International Ltd., headquartered in Canton, MA, is a leading worldwide designer, marketer and distributor of sports, fitness and casual footwear, apparel and equipment under the Reebok, Rockport, CCM, JOFA, KOHO and Greg Norman Brands and footwear under the Polo Ralph Lauren Brand.